Exhibit 99.1

Media Contact: Bob Guenther, 203-578-2391 rguenther@websterbank.com	Investor Contact: Terry Mangan, 203-578-2318 tmangan@websterbank.com

Webster Promotes Jerry Plush

to Vice Chairman and Chief Operating Officer

WATERBURY, Conn., January 5, 2011 – Webster Financial Corporation (NYSE: WBS), the parent of Webster Bank, announced today that Gerald P. Plush, senior executive vice president and chief financial officer, has been promoted to vice chairman and chief operating officer of the holding company and the bank, effective immediately. Plush will continue to report to James C. Smith, chairman, president and chief executive officer.

Plush retains responsibility as CFO for the finance function, which includes accounting, investor relations, business and corporate finance, strategic planning, corporate development and treasury. He also retains responsibility for the Chief Risk Officer and the risk management function, including credit, enterprise and operating risk as well as compliance.

The Shared Services group, headed by Jeffrey N. Brown, Chief Administrative Officer, will now report to Plush. Shared Services has responsibility for all of Webster’s support and back office operations and includes human resources, information technology, deposit and loan operations, public affairs and communications, facilities and corporate real estate, procurement and continuous improvement.

“I am very pleased to announce Jerry’s promotion to Vice Chairman and COO,” Smith said. “Since joining Webster as CFO in July, 2006, Jerry has played a pivotal leadership role in the build-out and centralization of our finance function and in strengthening our capital structure, He enhanced our credit risk and operational risk management while serving as CRO, and most recently assumed responsibility for strategic planning, including the adoption of a rigorous process for strategy development and measurement. This promotion recognizes those contributions and further expands Jerry’s influence over the operations of Webster.”

Before joining Webster in July 2006, Plush spent 11 years with MBNA America in Wilmington, Del., culminating with his role as senior executive vice president and managing director of corporate development and acquisitions. Prior to this position, Plush was senior executive vice president and chief financial officer for MBNA’s North American Operations where he was responsible for all finance functions related to MBNA’s U.S. card, consumer finance and Canadian operations.

Plush earned a B.S. in accounting from St. Joseph’s University in Philadelphia. He is a Certified Public Accountant and Certified Management Accountant. He is a member of the Pennsylvania Institute of Certified Public Accountants, the Financial Services Roundtable and Financial Executives International. He serves on the board of directors of Junior Achievement of Southwest New England.

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About Webster

Webster Financial Corporation is the holding company for Webster Bank, National Association. With $17.8 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 181 banking offices, 497 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.